UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2008

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Furnace Contracts

On September 5, 2008, through our wholly owned subsidiary, Red River Environmental Products, LLC (“Red River”), we entered into four separate Multiple Hearth Furnace (MHF) Contracts (“MHF Contracts”) with Industrial Furnace Company, Inc. (“IFCO”). The MHF Contracts provide for the “turn-key” manufacture, delivery, erection and commissioning of four multi-hearth furnaces (MHF’s), together with related equipment and services, to be installed in our planned Greenfield activated carbon (AC) manufacturing facility in Red River Parish, Louisiana (the “Project”). MHF Furnaces are a key component of an AC manufacturing facility. The MHF Contracts also allow us priority to reserve IFCO’s manufacturing capacity for up to four additional MHF’s at prices to be agreed upon at the time we enter into agreements for those MHF’s.

The total contract price for the four MHF’s is estimated to be approximately $41 million, subject to adjustment under certain circumstances. Fixed payments plus reimbursable expenses will be due from Red River upon attainment of scheduled milestones, and are subject to customary retainage by Red River. Amounts due from Red River to IFCO prior to the earlier of “Financial Close for the Project” (consummation of financing for all anticipated costs of the Project) or February 28, 2009, are capped at approximately $8 million.

Red River may terminate the MHF Contracts for convenience at any time and would be liable for (a) reimbursable costs and amounts owing for achievement of milestones and progress payments to date, (b) reasonable and necessary cancellation charges incurred by IFCO in relation to its subcontractors, and (c) reasonably incurred actual costs of demobilization.

IFCO is entitled to certain agreed performance bonuses if the Project is completed ahead of schedule or produces AC at a rate greater than the minimum specified requirements while continuing to meet product specifications.

IFCO has provided Red River with a limited performance bond to guarantee its performance, and Red River has provided IFCO with a “parent guaranty” from ADA-ES, Inc. to guarantee payment and its other obligations under the MHF Contracts. The parent guaranty terminates upon the occurrence of “Financial Close for the Project” (as defined above).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc.
Registrant

Date: September 10, 2008	/s/ Mark H. McKinnies
Mark H. McKinnies
Senior VP & Chief Financial Officer